Filed pursuant to Rule 433

Registration No. 333-220346

June 20, 2019

PRESS RELEASE

All amounts in U.S. dollars

BROOKFIELD BUSINESS PARTNERS ANNOUNCES $795 MILLION EQUITY OFFERING

Brookfield, News — June 20, 2019 — Brookfield Business Partners L.P. (NYSE:BBU; TSX:BBU.UN) (“Brookfield Business Partners”) today announced that it has agreed to issue 8,760,000 limited partnership units (“units”), on a bought deal basis, to a syndicate of underwriters co-led by TD Securities Inc., Scotiabank, BMO Capital Markets, Credit Suisse (Canada) Inc. and HSBC Securities (Canada) Inc. (collectively, the “Underwriters”) at a price of $39.40 per unit (the “Offering Price”) for gross proceeds of approximately $345 million (the “Offering”).

In addition, Brookfield Asset Management Inc. (NYSE:BAM; TSX:BAM.A; Euronext:BAMA) and certain of its related entities (other than Brookfield Business Partners) (collectively, “Brookfield”) will, concurrent with the Offering, purchase, directly or indirectly, 6,610,000 redemption-exchange units of Brookfield Business Partners’ holding limited partnership (“REUs”) at the Offering Price (net of underwriting commissions), for a total amount of approximately $250 million (the “Brookfield Private Placement”).

Brookfield Business Partners will also, concurrent with the Offering, issue 5,077,000 units at the Offering Price by way of private placement to OMERS, the defined benefit pension plan for municipal employees in the Province of Ontario (Canada), for gross proceeds of approximately $200 million (together with the Brookfield Private Placement, the “Concurrent Private Placements”). The aggregate gross proceeds of the Offering and the Concurrent Private Placements will be approximately $795 million.

Brookfield Business Partners has granted the Underwriters an over-allotment option, exercisable in whole or in part for a period of 30 days following the closing of the Offering, to purchase up to an additional 1,314,000 units at the Offering Price. If the over-allotment option is exercised in full, the gross offering size would increase to approximately $847 million.

Brookfield Business Partners intends to use the net proceeds from the Offering, together with the proceeds of the Concurrent Private Placements, for general corporate purposes, including future growth opportunities.

The Offering and the Concurrent Private Placements are expected to close on or about June 28, 2019.

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Offer Documents

Brookfield Business Partners has filed a Registration Statement on Form F-3 (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) in respect of the Offering. Before you invest, you should read the prospectus in that Registration Statement and other documents Brookfield Business Partners has filed with the SEC for more complete information about Brookfield Business Partners and the Offering. Brookfield Business Partners will also be filing a prospectus supplement relating to the Offering with the securities regulatory authorities in the United States and in Canada. You may obtain these documents, along with any document incorporated by reference therein for free via SEDAR at www.sedar.com or by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Brookfield Business Partners, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus or you may request it in the United States from TD Securities (USA) LLC, 31 W 52nd Street, New York, NY 10019, phone: 212-827-7392, or from Scotia Capital(USA) Inc., Attention: Equity Capital Markets (tel: 212-225-6853), 250 Vesey Street, 24th Floor, New York, New York, 10281 us.ecm@scotiabank.com or from BMO Capital Markets Corp., Attn: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036 (Attn: Equity Syndicate), or by telephone at (800) 414-

3627 or by email at bmoprospectus@bmo.com or from Credit Suisse Securities (Canada), Inc., 1 First Canadian Place, Suite 2900, Toronto, Ontario, Canada M5X 1C9, Attention: Maridel Greenwood, 416-352-4520, maridel.greenwood@credit-suisse.com or from HSBC Securities (USA) Inc., Attn: Prospectus Department, 452 Fifth Avenue, New York, New York, 10018, phone: 877-429-7459, email: ny.equity.syndicate@us.hsbc.com  or in Canada from TD Securities Inc., Attn: Symcor, NPM, (tel: 289-360-2009, email: sdcconfirms@td.com) 1625 Tech Avenue, Mississauga, Ontario, L4W 5P5 or from Scotia Capital Inc., Attention: Equity Capital Markets (tel: 416-862-5837), or from Scotia Plaza, 66th Floor, 40 King Street West, M5W 2X6, Toronto, Ontario ecm@scotiabank.com or from BMO Capital Markets, Brampton Distribution Centre C/O The Data Group of Companies, 9195 Torbram Road, Brampton, Ontario, L6S 6H2 by telephone at 905-791-3151 Ext 4312 or by email at torbramwarehouse@datagroup.ca or from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, Eleven Madison Avenue, 3rd floor, New York, NY 10010, 1-800-221-1037, usa.prospectus@credit-suisse.com or from HSBC Securities (Canada) Inc., ATTN: Lucy D’Anselmi, 250 University Avenue, 3th Floor, Toronto, Ontario, Canada M5H 3E5.

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This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Brookfield Business Partners in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Brookfield Business Partners is a business services and industrials company focused on owning and operating high-quality businesses that benefit from barriers to entry and/or low production costs. Brookfield Business Partners is listed on the New York and Toronto stock exchanges.

Brookfield Business Partners is the flagship listed business services and industrials company of Brookfield Asset Management Inc., a leading global alternative asset manager with more than US$365 billion of assets under management.

For more information, please contact:

Media: Claire Holland Brookfield Business Partners Tel: (416) 369-8236 Email: claire.holland@brookfield.com	Investor Relations: Alan Fleming Brookfield Business Partners Tel: (212) 618-3457 Email: alan.fleming@brookfield.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

Note: This news release contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws including statements with respect to the Offering, the Concurrent Private Placements and the timing of closing described in this news release. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of Brookfield Business Partners, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements  and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause the actual results, performance or achievements of Brookfield

Business Partners to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the behavior of financial markets, including fluctuations in interest and foreign exchange rates; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; strategic actions including dispositions; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits; changes in accounting policies and methods used to report financial condition (including uncertainties associated with critical accounting assumptions and estimates); the ability to appropriately manage human capital; the effect of applying future accounting changes; business competition; operational and reputational risks; technological change; changes in government regulation and legislation within the countries in which we operate; governmental investigations; litigation; changes in tax laws; ability to collect amounts owed; catastrophic events, such as earthquakes and hurricanes; the possible impact of international conflicts and other developments including terrorist acts and cyber terrorism; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, Brookfield Business Partners undertakes no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.